Centrue Financial Corporation Announces Second Quarter Earnings

ST. LOUIS, MO -- 07/29/2008 -- Centrue Financial Corporation (NASDAQ: TRUE) reported net income for the second quarter 2008 of $2.7 million or $0.44 per diluted share as compared to $2.5 million or $0.38 per diluted share earned in the second quarter 2007. This represents increases of 8.0% in net income and 15.8% in diluted earnings per share over second quarter 2007 results and 12.5% in net income and 12.8% in diluted earnings per share over first quarter 2008 results. For the six months ended June 30, 2008, net income equaled $5.2 million or $0.83 per diluted share as compared to $4.4 million or $0.66 per diluted share in the same period during 2007. This represents an increase of 18.2% in net income and 25.8% in diluted earnings per share.

"We are pleased to report financial results that are meaningfully above 2007 levels," remarked Thomas A. Daiber, President and Chief Executive Officer, on the announcement. "Our core earnings improved as a result of a stronger net interest margin and enhanced operating efficiency. The difficult economic climate did contribute to the increase in our non performing assets to $24.1 million, or 1.76% of total assets, largely due to the deterioration of two credit relationships that were discussed in our first quarter press release and Form 10-Q. We strive to proactively identify and aggressively remediate problem credits and we are currently in the process of entering into contracts to sell two of the parcels related to these relationships. We also anticipate liquidating or restructuring the majority of non performing assets prior to year-end."

"While we devote attention and resources to monitoring our existing loan portfolio and maintaining good asset quality, we also continue to enter into new customer relationships which we believe will build long term shareholder value. Our focus on sales and customer service along with competitive deposit products, strong loan underwriting and disciplined pricing resulted in strong core deposit and loan growth during the first six months of 2008 as both grew at annualized rates of 16%." Mr. Daiber continued, "Our capital levels continue to exceed minimum standards for a 'well-capitalized' institution. During the quarter, we also took several strategic steps to better position our organization for future growth and profitability, including the completion of two branch sales and one branch closing reducing our footprint to a total of 28 branches and entering into a contract to sell our asset management business line."

Second Quarter Highlights:

--  Second quarter 2008 results included the following nonrecurring activity:

    --  Net gain on sale of branches of $629,000.

    --  Write-down of $297,000 in goodwill related to the anticipated sale of a Wealth Management business line.

    --  Approximately $266,000 in costs associated with branch sales/closings and employee separation costs.

--  Excluding $563,000 in nonrecurring 2008 operating expense items noted
    above and $716,000 in nonrecurring items taken in the second quarter
    2007, noninterest expense levels decreased $472,000 or 5.2% in the second quarter of 2008 compared to 2007.

--  The efficiency ratio improved to 64.76%, a decrease from 70.80%
    recorded in the second quarter 2007 and 73.06% reported in the first quarter 2008.

--  The net interest margin increased 4 basis points to 3.34% as compared to 3.30% recorded in the second quarter 2007 and increased 9 basis points from 3.25% reported in the first quarter 2008.

--  The loan portfolio increased $46.7 million or 4.9% from year-end 2007.
    Excluding $30.1 million in loans related to branch sales recorded in the first and second quarters of 2008, loans grew $76.8 million or 8.0%
    since year-end 2007.

--  Total core deposits (checking, NOW, savings and money market) increased
    $11.5 million or 2.5% from year-end 2007. Excluding $24.3 million related to branch sales recorded in the first and second quarter 2008, total core deposits increased $37.1 million or 8.0% since year-end.

--  As discussed in more detail below, the Company did experience an increase in nonperforming assets to $24.1 million versus $7.1 million at December 31, 2007 and $5.2 million recorded at March 31, 2008.

--  As part of an ongoing effort to redeploy capital to higher growth markets, the Company closed its Ashkum branch and completed the sale of its Manlius and Tampico branches. The transaction resulted in selling
    $17.4 million in loans and $29.4 million in deposits and generated a net gain on sale of $629,000.

Loans and Funding

Gross loans at June 30, 2008 totaled $1.004 billion, a modest decrease from the $1.016 billion recorded at March 31, 2008 and a $46.7 million increase from the $957.3 million recorded at December 31, 2007. The growth experienced for the first six months of 2008 was largely generated in the St. Louis market and concentrated in commercial real estate and commercial and industrial lending activities. Excluding $30.1 million in loans related to branch sales recorded in the first and second quarters of 2008, loans grew $76.8 million or 8.0% since year-end 2007. The Company has no direct exposure to sub prime mortgages.

Deposits at June 30, 2008 totaled $1.011 billion as compared to $1.049 billion recorded at March 31, 2008 and $1.033 billion recorded at December 31, 2007. This represents a decrease of $22.0 million or 2.1% since December 31, 2007. The significant portion of the decrease was in higher costing time deposits. Excluding $54.7 million in deposits related to branch sales recorded in the first and second quarters of 2008, total deposits increased $32.4 million or 3.1% since year-end 2007. Non-interest bearing deposits were 11.5% of total deposits at June 30, 2008 as compared to 11.1% recorded at December 31, 2007. Our deposits remain primarily core with brokered deposits totaling 6.0% of total deposits.

Asset Quality and Allowance for Loan Loss

As previously disclosed in its quarterly report on Form 10-Q for the first quarter 2008 filed on May 9, 2008, the Company is engaging in an ongoing review of its commercial real estate loan portfolio. This review prompted the identification of two large problem relationships aggregating $28.0 million in late March and early April. Based on further analysis and deterioration of these two relationships, action plans were implemented which resulted in $20.0 million related to these loans being classified as nonperforming assets in the second quarter 2008.

One relationship, totaling $16.3 million, is currently in foreclosure which is expected to be completed in the third quarter. The Company's exposure was reduced by extinguishing an unfunded commitment of $100,000 and a $500,000 write down during the second quarter. Marketing efforts are underway, and management is negotiating a contract to sell one parcel of the collateral for $6.8 million and anticipates selling all of the remaining underlying collateral prior to year-end.

The second relationship, totaling $11.1 million, included a $7.3 million loan which is currently being restructured and is expected to continue as a performing relationship. Relative to the remaining balance, the Company successfully foreclosed on the underlying collateral and anticipates selling this property prior to year-end.

Due largely to the deterioration of these two loan relationships during the second quarter 2008, the Company recorded an $866,000 provision for loan losses versus $226,000 reported in the second quarter 2007. The allowance was 1.15% of total loans outstanding at June 30, 2008 compared to 1.10% reported at March 31, 2008 and 1.12% as of December 31, 2007. Net charge-offs for the second quarter 2008 were $545,000 or 0.05% of average loans as compared to $300,000 or 0.03% reported in the first quarter 2008 and $5,000 in net recoveries reported in the second quarter 2007. The second quarter 2008 reserve coverage ratio (allowance to nonperforming loans) was reported at 58.27% as compared to 276.52% for the first quarter of 2008 and 262.96% reported at year-end 2007.

Due primarily to the two relationships mentioned above, nonperforming loans increased to $19.8 million as compared to $4.1 million reported in the first quarter 2008 and fourth quarter 2007 respectively. The level of nonperforming loans to end of period loans was 1.97% as of June 30, 2008 compared to 0.40% as of March 31, 2008 and 0.43% as of December 31, 2007. In light of current market conditions, the Company is continuing to review its commercial real estate loan portfolio.

Net Interest Margin

The net interest margin for the second quarter 2008 was 3.34% as compared to 3.30% for the same period in 2007. The improvement in the net interest margin was due to several factors, including growth in higher spread assets, an increase in yield-related loan fees and decreases in time deposit and other wholesale funding rates due to current market conditions.

Tax-equivalent net interest income increased to $10.3 million for the second quarter 2008 as compared to $9.7 million earned in the same period of 2007. The improvement in net interest income was due to growth in average earning assets, an improving net interest margin, and decreases in rates paid on interest-bearing funding which dropped in response to rate environment changes that occurred in the first quarter 2008. It is likely that the net interest margin will remain under pressure throughout 2008 due to ongoing competitive and market pressures in pricing loans and deposits.

Noninterest Income and Expense

Total noninterest income for the second quarter 2008 was $4.3 million as compared to $4.2 million reported in the same period in 2007. Excluding $771,000 in gains on sale of assets and OREO properties from the second quarter 2008 and $491,000 in OREO gains from the second quarter 2007, noninterest income decreased $182,000 or 4.9%. The decrease was primarily the result of a reduction in service charges on deposit accounts, fees received on items drawn on customer accounts with insufficient funds and revenue generated from the mortgage banking and wealth management business units.

Total noninterest expense levels were $9.2 million, down from $9.8 million recorded during the same period in 2007. Excluding nonrecurring charges of $563,000 in 2008 and $716,000 in 2007, noninterest expense levels decreased $472,000 or 5.2%. The decrease was reported across most categories and was predominantly due to a reduction in the number of full-time equivalent employees which yielded lower salary and benefits costs.

Capital Management

At June 30, 2008, the Company's total risk-based capital ratio and leverage ratio were 11.17% and 7.93%, respectively. The Company's capital position continues to exceed the minimum ratios of 10.0% and 5.0% required by the Federal Reserve for a bank holding company to be considered "well capitalized."

Other capital management activity for the quarter included the following:

--  The Board of Directors approved the payment of a $0.14 common stock dividend, marking the 92nd consecutive quarter of dividends paid to stockholders.
--  The Company did not repurchase any common shares during the quarter.
    The current stock repurchase program expires on January 24, 2009.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service and offers bank, trust and investment services. The combined company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the company will be available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Quarterly Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
Operating Highlights
  Net income                    $   2,705  $   2,506  $   5,150  $   4,405
  Return on average total
   assets                           0.80%     0.76%     0.76%     0.68%
  Return on average
   stockholders' equity              9.26       8.51       8.74       7.51
  Net interest margin                3.34       3.30       3.29       3.32
  Efficiency ratio                  64.76      70.80      68.85      73.15
Per Share Data
  Diluted earnings per common
   share                        $    0.44  $    0.38  $    0.83  $    0.66
  Book value per common share   $   19.26  $   18.48  $   19.26  $   18.48
  Diluted weighted average
   common shares outstanding    6,048,920  6,449,777  6,068,612  6,472,272
  Period end common shares
   outstanding                  6,028,491  6,363,922  6,028,491  6,363,922
Stock Performance Data
  Market price:
    Quarter end                 $   11.04  $   20.05  $   11.04  $   20.05
      High                      $   19.90  $   20.55  $   22.94  $   20.55
      Low                       $   11.03  $   18.50  $   11.03  $   18.50
  Period end price to book value    57.32%    108.50%     57.32%    108.50%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                    June 30,   December 31,
                                                      2008         2007
                                                  -----------  -----------
ASSETS
  Cash and cash equivalents                       $    48,238  $    51,628
  Securities available-for-sale                       203,864      238,661
  Restricted securities                                10,670       10,670
  Loans                                             1,003,689      957,285
  Allowance for loan losses                           (11,542)     (10,755)
                                                  -----------  -----------
    Net loans                                         992,147      946,530
  Cash value of life insurance                         27,402       26,895
  Mortgage servicing rights                             2,993        3,161
  Premises and equipment, net                          33,750       35,615
  Goodwill                                             24,804       25,498
  Intangible assets, net                               10,013       11,007
  Other real estate                                     4,317        2,937
  Other assets                                         15,350       12,397
                                                  -----------  -----------

    Total assets                                  $ 1,373,548  $ 1,364,999
                                                  ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                        $   116,470  $   114,360
      Interest-bearing                                894,253      918,662
                                                  -----------  -----------
        Total deposits                              1,010,723    1,033,022
    Federal funds purchased and securities sold
     under agreements to repurchase                    64,301       44,937
    Federal Home Loan Bank advances                   128,300      121,615
    Notes payable                                      21,933       13,802
    Series B mandatory redeemable preferred stock         831          831
    Subordinated debentures                            20,620       20,620
    Other liabilities                                  10,233       11,296
                                                  -----------  -----------
      Total liabilities                             1,256,941    1,246,123

  Stockholders' equity
    Series A convertible preferred stock                  500          500
    Common stock                                        7,454        7,438
    Surplus                                            71,383       70,901
    Retained earnings                                  63,028       60,344
    Accumulated other comprehensive income             (3,338)         939
                                                  -----------  -----------
                                                      139,027      140,122
    Treasury stock, at cost                           (22,420)     (21,246)
                                                  -----------  -----------
      Total stockholders' equity                      116,607      118,876

        Total liabilities and stockholders'
         equity                                   $ 1,373,548  $ 1,364,999
                                                  ===========  ===========

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------- -------------------
                                      2008      2007      2008      2007
                                    --------- --------  --------- --------
Interest income
  Loans                             $  15,974 $ 16,917  $  33,268 $ 32,963
  Securities
    Taxable                             2,106    3,182      4,581    6,472
    Exempt from federal income
     taxes                                355      381        713      763
  Federal funds sold and other             25      173         80      268
                                    --------- --------  --------- --------
    Total interest income              18,460   20,653     38,642   40,466

Interest expense
  Deposits                              7,026    9,443     15,366   18,260
  Federal funds purchased and
   securities sold under agreements
   to repurchase                          153      463        486      873
  Federal Home Loan Bank advances         776      628      1,948    1,273
  Series B mandatory redeemable
   preferred                               13       13         25       25
  Subordinated debentures                 250      450        634      898
  Notes payable                           238      165        476      323
                                    --------- --------  --------- --------
    Total interest expense              8,456   11,162     18,935   21,652

Net interest income                    10,004    9,491     19,707   18,814
Provision for loan losses                 866      226      1,632      226
                                    --------- --------  --------- --------
Net interest income after provision
 for loan losses                        9,138    9,265     18,075   18,588

Noninterest income
  Service charges                       1,875    1,969      3,511    3,552
  Trust income                            232      232        485      461
  Mortgage banking income                 389      449        835      883
  Brokerage commissions and fees           66      104        168      230
  Bank owned life insurance               254      247        506      488
  Securities gains                          -      (33)       848      (33)
  Gain on sale of OREO                    142      491        238      588
  Gain on sale of other assets            629        -      1,111        -
  Other income                            705      735      1,528    1,279
                                    --------- --------  --------- --------
                                        4,292    4,194      9,230    7,448
Noninterest expenses
  Salaries and employee benefits        4,493    5,144      9,322   10,292
  Occupancy                               919    1,019      1,957    1,960
  Furniture and equipment                 624      627      1,406    1,322
  Marketing                               315      221        551      413
  Supplies and printing                    99      156        230      337
  Telephone                               201      210        442      388
  Data processing                         231      276        534      859
  Amortization of intangible assets       775      591      1,684    1,212
  Other expenses                        1,564    1,602      3,411    3,011
                                    --------- --------  --------- --------
                                        9,221    9,846     19,537   19,794

Income before income taxes              4,209    3,613      7,768    6,242
Income taxes                            1,504    1,107      2,618    1,837
                                    --------- --------  --------- --------
    Net income                      $   2,705 $  2,506  $   5,150 $  4,405
                                    ========= ========  ========= ========

Preferred stock dividends                  52       52        104      104
                                    --------- --------  --------- --------
Net income for common stockholders  $   2,653 $  2,454  $   5,046 $  4,301
                                    ========= ========  ========= ========

Basic earnings per common share     $    0.44 $   0.38  $    0.84 $   0.67
                                    ========= ========  ========= ========
Diluted earnings per common share   $    0.44 $   0.38  $    0.83 $   0.66
                                    ========= ========  ========= ========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                           Quarters Ended
                         -------------------------------------------------
                         06/30/08  03/31/08  12/31/07  09/30/07  06/30/07
                         --------- --------- --------- --------- ---------
Statement of Income Data
  Interest income        $  18,460 $  20,182 $  21,549 $  21,561 $  20,653
  Interest expense          (8,456)  (10,479)  (11,606)  (11,477)  (11,162)
                         --------- --------- --------- --------- ---------
  Net interest income       10,004     9,703     9,943    10,084     9,491
  Provision for loan
   losses                      866       766       449         -       226
                         --------- --------- --------- --------- ---------
  Net interest income
   after provision for
   loan losses               9,138     8,937     9,494    10,084     9,265
  Noninterest income         4,292     4,938     3,850     4,367     4,194
  Noninterest expense        9,221    10,316     8,908     8,631     9,846
                         --------- --------- --------- --------- ---------
  Income before income
   taxes                     4,209     3,559     4,436     5,820     3,613
  Provision (benefit) for
   income taxes              1,504     1,114     1,356     1,982     1,107
                         --------- --------- --------- --------- ---------
  Net income             $   2,705 $   2,445 $   3,080 $   3,838 $   2,506
                         ========= ========= ========= ========= =========
  Net income on common
   stock                 $   2,653 $   2,393 $   3,029 $   3,786 $   2,454
                         ========= ========= ========= ========= =========

Per Share Data
  Basic earnings per
   common share          $    0.44 $    0.40 $    0.49 $    0.60 $    0.38
  Diluted earnings per
   common share               0.44      0.39      0.49      0.60      0.38
  Cash dividends on
   common stock               0.14      0.13      0.13      0.13      0.13
  Dividend payout ratio
   for common stock         31.81%   32.97%   26.74%   21.71%    34.03%
  Book value per common
   share                 $   19.26 $   19.48 $   19.50 $   19.12 $   18.48
  Basic weighted average
   common shares
   outstanding           6,027,168 6,051,554 6,174,732 6,321,760 6,414,390
  Diluted weighted
   average common shares
   outstanding           6,048,920 6,088,608 6,227,046 6,357,605 6,449,777
  Period-end common
   shares outstanding    6,028,491 6,026,146 6,071,546 6,261,128 6,363,922

Balance Sheet Data
  Securities             $ 214,534 $ 217,937 $ 249,331 $ 265,873 $ 276,710
  Loans                  1,003,689 1,016,097   957,285   933,903   912,168
  Allowance for loan
   losses                   11,542    11,221    10,755    10,852    10,828
  Assets                 1,373,548 1,387,852 1,364,999 1,363,246 1,353,386
  Deposits               1,010,723 1,049,049 1,033,022 1,063,805 1,088,122
  Stockholders' equity     116,607   117,870   118,876   120,234   118,067

Earnings Performance Data
  Return on average total
   assets                    0.80%    0.71%    0.90%    1.13%    0.76%
  Return on average
   stockholders' equity       9.26      8.24     10.22     12.78      8.51
  Net interest margin
   ratio                      3.34      3.25      3.35      3.40      3.30
  Efficiency ratio (1)       64.76     73.06     61.72     59.42     70.80

Asset Quality Ratios
  Nonperforming assets to
   total end of period
   assets                    1.76%    0.38%    0.51%    0.75%    0.81%
  Nonperforming loans to
   total end of period
   loans                      1.97      0.40      0.43      0.60      0.49
  Net loan charge-offs to
   total average loans        0.05      0.03      0.06         -         -
  Allowance for loan
   losses to total end of
   period loans               1.15      1.10      1.12      1.16      1.19
  Allowance for loan
   losses to
   nonperforming loans       58.27    276.52    262.96    194.72    241.05

Capital Ratios
  Average equity to
   average assets            8.61%    8.68%    8.75%    8.83%    8.88%
  Total capital to risk
   adjusted assets           11.17     10.79     10.23     11.06     11.09
  Tier 1 leverage ratio       7.93      7.65      7.69      7.80      7.60

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contact:
Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com